U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person: Maynard Victor, 1815 Mapleview Drive, Bountiful, UT 84010

2.  Date of Event Requiring Statement (Month/Date/Year): 07/27/1999

3.  IRS or Social Security Number of Reporting Person (Voluntary):


4.  Issuer Name and Ticker or Trading Symbol: NATEX CORPORATION (NATX)


5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     ( ) Director ( ) Officer, give title below (X) 10% Owner ( ) Other
     Title: N/A

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title             2. Amount of           3. Ownership Form:         4.     Nature of
    of                 Securities               Direct(D)or               Indirect Beneficial
 Security           Beneficially Owned          Indirect(I)                   Ownership
 --------           ------------------         ---------------            -------------------
Common Stock            25,000                      D                            N/A
Common Stock            60,000                      I                     Shares held of record by Victor
                                                                           Investments, LLC, a limited liability
                                                                           company controlled by Maynard Victor

TABLE II - Derivative Securities Beneficially Owned

1. Title of Derivative Security: Warrant

2. Date Exercisable (Month/Day/Year): 5/7/1999
   Expiration Date(Month/Day/Year):  3/29/2002

3. Title:  Common Stock
   Amount of Securities Underlying Derivative Security (Amount of Number of shares): 50,000

4. Conversion or Exercise Price of Derivative Security: $ 1.00

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I): I

6. Nature of Indirect Beneficial Ownership: Warrant held of record by Victor Investments, LLC, a limited liability company controlled by Maynard Victor.

Explanation of Responses:

Signature of Reporting Person: /s/Maynard Victor
Date: 11/1/99